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                                                                    Exhibit 99.2

[LETTERHEAD OF TRUE NORTH]




   Date:  December 16, 1997                                                NEWS
Contact:  Susan Geanuleas of True North Communications,  312/425-6570
          Rich Torrenzano of The Torrenzano Group,  212/681-1700 ext. 102
          Joele Frank of the Abernathy/MacGregor Group, 212/371-5999


          FOR IMMEDIATE RELEASE


            DELAWARE CHANCERY COURT ISSUES TRO ON PUBLICIS ACTIONS
                    RELATED TO TRUE NORTH/BJKE TRANSACTION

CHICAGO -- True North Communications Inc. (NYSE: TNO) today confirmed that the Court of Chancery of the State of Delaware issued a Temporary Restraining Order
(TRO) enjoining Publicis Communication and its related parties from pursuing its partial tender offer or otherwise interfering with the True North shareholder vote with respect to the proposed transaction with Bozell, Jacobs, Kenyon & Eckhardt (BJKE).

The TRO was issued by Chancellor William Chandler on Tuesday morning (December
16) following a decision on Monday by the U.S. Court of Appeals to vacate, for jurisdictional reasons, a preliminary injunction that had been issued on December 10. The injunction last week had been ordered by the U.S. District Court for the Northern District of Illinois, but the Seventh Circuit of the U.S. Court of Appeals determined the matter should be directed to the Delaware Chancery Court, based upon an agreement between True North and Publicis.

Chancellor Chandler has set a court date of Monday, December 22, for a further hearing on the matter.

                                     -More-

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2/DELAWARE CHANCERY COURT ISSUES TRO ON PUBLICIS ACTIONS


True North will proceed to seek shareholder approval of the proposed transaction that would merge all BJKE operations with True North to form the world's sixth largest advertising holding company, with annual revenues expected to exceed $1.2 billion, and billings expected to exceed $12 billion.

True North Communications Inc. is one of the leading global communications companies with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.


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